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                                                                  EXHIBIT 3.1


                          MEMORANDUM OF ASSOCIATION

                                      OF

                               USX CAPITAL LLC



    1  The name of the Company is USX CAPITAL LLC

    2 The registered office of the Company will be situated at the MacLaw House, PO Box 103, Duke Street, Grand Turk, Turks and Caicos Islands, British West Indies

    3 The life of the Company shall be for a period of 150 years from the date of its incorporation.

    4  The Company shall at all times have at least two members

    5  The objects for which the Company is established are:

       5.1. To issue its common shares to USX Corporation, a Delaware corporation, whose principal place of business is at 600 Grant Street, Pittsburgh, PA 15219, U.S.A., to USX Capital Management Company, a Delaware corporation, whose principal place of business is at 5555 San Felipe Road, Houston, Texas 77056, U.S.A., or to Marathon Oil Company, an Ohio corporation, whose principal place of business is at 5555 San Felipe Road, Houston,
             Texas 77056, U.S.A.

       5.2. To issue its preferred shares to underwriters or to members of the public and to use the proceeds thereof to finance the business operations of USX Corporation.

       5.3. To engage in any activity which may be incidental or conducive to the foregoing objects.

       Provided that the Company has no power to borrow any money from or become liable in respect of any borrowings of a third party.

    6  THE LIABILITY of the Members is limited

    7 The Company shall be treated as a partnership for United States federal income tax purposes and this Memorandum of Association and the Articles of Association and all resolutions of members shall, to the fullest extent permitted by the Companies Ordinance, be interpreted and construed accordingly

    8 THE CAPITAL of the Company at the date of adoption of this Memorandum is $10,005,000 divided into 5,000 common shares of $1.00 each and 10,000,000 preferred shares of $1.00 each.

Provided always that the Company shall have the power to increase or reduce such capital, and to issue any part of its capital, original or increased with or without any preference, priority or special privilege, or subject to any postponement of rights, or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained

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We, the several persons whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite to our respective names:

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NAMES ADDRESSES & DESCRIPTION                            NUMBER OF SHARES TAKEN
OF SUBSCRIBERS                                               BY EACH SUBSCRIBER

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USX CAPITAL MANAGEMENT COMPANY
whose principal place of business
is at 5555 San Felipe Road,
Houston, Texas 77056 U.S.A.

                  /s/ A. R. MISICK
by A. R. Misick ____________________ Authorized Agent                      4,997



MARATHON OIL COMPANY, an Ohio corporation, whose principal place of business is at 5555 San Felipe Road,
Houston, Texas 77056 U.S.A.

                  /s/ A. R. MISICK
by A. R. Misick ____________________ Authorized Agent
                                                                               1







Dated this 20th day of December 1993




WITNESS to the above signatures:


     /s/ DEBORAH L. SWANN
- --------------------------------
         DEBORAH L. SWANN
         GRAND TURK
         (SECRETARY)